                                                                     EXHIBIT 2.3



                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                OCTOBER 26, 2000

                                      AMONG

                             KEEBLER FOODS COMPANY,

                                 KELLOGG COMPANY

                                       AND

                              FK ACQUISITION CORP.

                                TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                    ----

ARTICLE 1         DEFINITIONS.....................................................................................    2
                  Section 1.01.     Definitions...................................................................    2

ARTICLE 2         THE MERGER......................................................................................    6
                  Section 2.01.     The Merger....................................................................    6
                  Section 2.02.     Conversion of Shares..........................................................    6
                  Section 2.03.     Surrender and Payment.........................................................    7
                  Section 2.04.     Dissenting Shares.............................................................    8
                  Section 2.05.     Stock Options.................................................................    8
                  Section 2.06.     Adjustments...................................................................    9
                  Section 2.07.     Withholding Rights............................................................    9
                  Section 2.08.     Lost Certificates.............................................................    9

ARTICLE 3         THE SURVIVING CORPORATION.......................................................................    9
                  Section 3.01.     Certificate of Incorporation..................................................    9
                  Section 3.02.     Bylaws........................................................................    9
                  Section 3.03.     Directors and Officers........................................................    9

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF ELF..........................................................    10
                  Section 4.01.     Corporate Existence and Power................................................    10
                  Section 4.02.     Corporate Authorization......................................................    10
                  Section 4.03.     Governmental Authorization...................................................    10
                  Section 4.04.     Non-Contravention............................................................    11
                  Section 4.05.     Capitalization...............................................................    11
                  Section 4.06.     Subsidiaries.................................................................    12
                  Section 4.07.     SEC Filings..................................................................    12
                  Section 4.08.     Financial Statements.........................................................    13
                  Section 4.09.     Disclosure Documents.........................................................    13
                  Section 4.10.     Absence of Certain Changes...................................................    13
                  Section 4.11.     No Undisclosed Material Liabilities..........................................    15
                  Section 4.12.     Compliance with Laws and Court Orders........................................    15
                  Section 4.13.     Litigation...................................................................    15
                  Section 4.14.     Finders' Fees................................................................    16
                  Section 4.15.     Opinion of Financial Advisors................................................    16
                  Section 4.16.     Taxes........................................................................    16
                  Section 4.17.     Employee Benefit Plans.......................................................    17
                  Section 4.18.     Environmental Matters........................................................    20
                  Section 4.19.     Intellectual Property........................................................    21
                  Section 4.20.     Material Contracts; Joint Ventures...........................................    21
                  Section 4.21.     Insurance....................................................................    22
                  Section 4.22.     Indebtedness.................................................................    22

                  Section 4.23.     Real Property................................................................    22
                  Section 4.24.     Transactions with Affiliates.................................................    22
                  Section 4.25.     Customers....................................................................    22
                  Section 4.26.     Antitakeover Statute.........................................................    23

ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF PARENT.......................................................    23
                  Section 5.01.     Corporate Existence and Power................................................    23
                  Section 5.02.     Corporate Authorization......................................................    23
                  Section 5.03.     Governmental Authorization...................................................    23
                  Section 5.04.     Non-Contravention............................................................    24
                  Section 5.05.     Disclosure Documents.........................................................    24
                  Section 5.06.     Finders' Fees................................................................    24
                  Section 5.07.     Adequate Funds...............................................................    24

ARTICLE 6         COVENANTS OF ELF...............................................................................    24
                  Section 6.01.     Conduct of Elf...............................................................    24
                  Section 6.02.     Stockholder Action by Written Consent; Information Statement.................    27
                  Section 6.03.     Access to Information........................................................    27
                  Section 6.04.     No Solicitation..............................................................    28
                  Section 6.05.     Third Party Standstill Agreements............................................    30
                  Section 6.06.     Special Dividend.............................................................    30

ARTICLE 7         COVENANTS OF PARENT............................................................................    30
                  Section 7.01.     Obligations of Merger Subsidiary.............................................    30
                  Section 7.02.     Director and Officer Liability...............................................    31
                  Section 7.03.     Employee Matters.............................................................    32

ARTICLE 8         COVENANTS OF PARENT AND ELF....................................................................    32
                  Section 8.01.     Reasonable Efforts...........................................................    32
                  Section 8.02.     Certain Filings..............................................................    33
                  Section 8.03.     Public Announcements.........................................................    33
                  Section 8.04.     Further Assurances...........................................................    34
                  Section 8.05.     Notices of Certain Events....................................................    34

ARTICLE 9         CONDITIONS TO THE MERGER.......................................................................    34
                  Section 9.01.     Conditions to Obligations of Each Party......................................    34
                  Section 9.02.     Conditions to the Obligations of Parent and Merger Subsidiary................    35
                  Section 9.03.     Conditions to the Obligations of Elf.........................................    35

ARTICLE 10        TERMINATION....................................................................................    36
                  Section 10.01.    Termination..................................................................    36
                  Section 10.02.    Effect of Termination........................................................    37

ARTICLE 11        MISCELLANEOUS..................................................................................    37
                  Section 11.01.    Notices......................................................................    37
                  Section 11.02.    Non-Survival of Representations and Warranties...............................    39
                  Section 11.03.    Amendments; No Waivers.......................................................    39

                  Section 11.04.    Expenses.....................................................................    39
                  Section 11.05.    Successors and Assigns.......................................................    40
                  Section 11.06.    Governing Law................................................................    40
                  Section 11.07.    Jurisdiction.................................................................    40
                  Section 11.08.    WAIVER OF JURY TRIAL.........................................................    40
                  Section 11.09.    Counterparts; Effectiveness; Benefit.........................................    40
                  Section 11.10.    Entire Agreement.............................................................    41
                  Section 11.11.    Captions.....................................................................    41
                  Section 11.12.    Severability.................................................................    41
                  Section 11.13.    Specific Performance.........................................................    41

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER dated as of October 26, 2000 (this "Agreement"), among KEEBLER FOODS COMPANY, a Delaware corporation ("Elf"), KELLOGG COMPANY, a Delaware corporation ("Parent"), and FK ACQUISITION CORP., a Georgia corporation and a wholly-owned subsidiary ("Merger Subsidiary") of FLOWERS INDUSTRIES, INC., a Georgia corporation ("TULIP").

                  WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and Elf have approved this Agreement, and deem it advisable, fair to and in the best interests of their respective stockholders to consummate the merger of Merger Subsidiary or another corporation directly or indirectly wholly-owned by Parent with and into Elf on the terms and conditions set forth herein (the "Merger");

                  WHEREAS, the Board of Directors of Elf (the "Elf Board"), by resolution adopted in accordance with Delaware Law, has appointed a special committee of independent members of the Elf Board (the "Special Committee") which has determined that the Merger and this Agreement is fair to and in the best interests of Elf's stockholders (other than TULIP);

                  WHEREAS, as a condition and inducement to Parent entering this Agreement, concurrently with the execution and delivery of this Agreement, Parent and TULIP, a majority stockholder of Elf, are entering into a voting agreement (the "TULIP Voting Agreement") pursuant to which, among other things, TULIP has agreed to execute a written consent with respect to all of its shares of Elf common stock, $0.01 par value, in favor of the approval of the above-described Merger and adoption of this Merger Agreement;

                  WHEREAS, (i) Parent, Kansas Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("TULIP Merger Sub") and TULIP have entered into an Agreement and Plan of Restructuring and Merger dated as of the date hereof (the "TULIP Merger Agreement") pursuant to which TULIP Merger Sub will merge with and into TULIP (the "TULIP Merger") on the terms and conditions set forth therein and (ii) in the TULIP Merger each share of common stock, $0.625 par value, of TULIP ("TULIP Common Stock") will be converted into the right to receive an amount per share in cash determined as set forth in the TULIP Merger Agreement;

                  WHEREAS, the Merger contemplated by this Agreement will occur only if the condition set forth in Section 9.01(d) is satisfied; and

                  WHEREAS, Parent, TULIP and Elf intend that as a result of the TULIP Merger and the Merger, Elf will be a direct wholly-owned subsidiary of TULIP, and TULIP will be a direct wholly-owned subsidiary of Parent or, if the TULIP Merger is not consummated, then as a result of the Merger, Elf will be a direct wholly-owned subsidiary of Parent.

                  NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

                  Section 1.01. Definitions.

                  (a) The following terms, as used herein, have the following meanings:

                  "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

                  "Antitrust Division" means the Antitrust Division of the United States Department of Justice.

                  "Benefit Arrangement" means any employment, severance or similar contract, plan, policy, fund or arrangement (oral or written) providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, perquisites, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not and was not an Employee Plan, (ii) is or has been entered into, maintained, administered or contributed to, as the case may be, by Elf or any of its ERISA Affiliates and (iii) covers any Elf Employee.

                  "Business Day" means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Employee Arrangements listed in the Elf Disclosure Schedule.

                  "Delaware Law" means the General Corporation Law of the State of Delaware.

                  "Elf Balance Sheet" means the consolidated balance sheet of Elf as of January 1, 2000 and the footnotes thereto set forth in the Elf 10-K.

                  "Elf Employees" means all current and former employees of Elf and its Subsidiaries.

                  "Elf Intellectual Property Rights" means all material Intellectual Property Rights owned or licensed and used or held for use by Elf or any of its Subsidiaries.

                  "Elf 10-K" means Elf's annual report on Form 10-K for the fiscal year ended January 1, 2000.

                  "Employee Arrangement" means any Benefit Arrangement or Employee Plan.

                  "Employee Plan" means any "employee benefit plan", as defined in Section 3(3) of ERISA that (i) is or was subject to any provision of ERISA,
(ii) is or was maintained, administered or contributed to by Elf or any of its ERISA Affiliates and (iii) covers or covered any Elf Employee.

                  "Environmental Claims" means any written or, to Elf's knowledge, threatened claim, demand, or notice to, or other suit, action, proceeding or investigation of, Elf or any of its Subsidiaries by any person alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, or penalties) arising out of, based on, or resulting from the presence, or Release into the environment, of any Hazardous Substance at any location, whether or not owned, leased, operated or used by Elf or any of its Subsidiaries.

                  "Environmental Laws" means in each case as in effect on the date hereof and for purposes of Section 9.02(b) on the date of the consummation of the Merger all Laws of, or agreements with, any Governmental Entity or other third party relating to human health, safety or the environment, including relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act.

                  "Environmental Permits" means all permits, licenses, certificates or approvals necessary for the operation of Elf or any of its Subsidiaries as currently conducted to comply with all applicable Environmental Laws.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414(b), (c) or (m) of the Code.

                  "FTC" means the United States Federal Trade Commission.

                  "Governmental Entity" means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.

                  "Hazardous Substance" means (i) chemicals, pollutants, contaminants, hazardous wastes, toxic substances, and oil and petroleum products, (ii) any substance that is or contains friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (iii) any substance that requires removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (iv) any substance that is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic, or otherwise hazardous.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                  "Intellectual Property Right" means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how or proprietary information (including with respect to any website), processes, formulae, products, technologies, discoveries, apparatus, Internet domain names, trade dress and general intangibles of like nature (together with goodwill), customer lists, confidential information, licenses, software, databases and compilations including any and all collections of data and all documentation thereof (including any registrations or applications for registration of any of the foregoing) or any other similar type of intellectual property right.

                  "Law" means any applicable federal, state, local or foreign law, statute, common law, ordinance, directive, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

                  "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

                  "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets, or results of operations of such Person and its Subsidiaries, taken as a whole.

                  "Multiemployer Plan" means a multiemployer plan, as defined in
Section 3(37) of ERISA.

                  "1933 Act" means the Securities Act of 1933.

                  "1934 Act" means the Securities Exchange Act of 1934.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Person" means an individual, corporation, partnership, limited liability company, association, trust, Governmental Entity or other entity or organization.

                  "Releases" means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, migrating, placing and the like, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment, that is not in compliance with Environmental Laws.

                  "SEC" means the Securities and Exchange Commission.

                  "Shares" means the shares of common stock, $0.01 par value, of Elf.

                  "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

                  "Title IV Plan" means an Employee Plan subject to Title IV of ERISA, other than any Multiemployer Plan.

                  "Withdrawal Liability" means liability to or with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

                  Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

                  Any reference to "including" or "include" means "including, without limitation" or "include, without limitation," respectively.

                  (b) Each of the following terms is defined in the Section set forth opposite such term:

         Acquisition Agreement............................................................          6.04
         Contracts........................................................................          4.20
         Certificates.....................................................................          2.03
         Confidentiality Agreement........................................................          6.03
         Effective Time...................................................................          2.01
         Elf Disclosure Schedule..........................................................     Article 4
         Elf Information Statement........................................................          4.09
         Elf Properties...................................................................          4.22
         Elf SEC Documents................................................................          4.07
         Elf Securities...................................................................          4.05
         Elf Subsidiary Securities........................................................          4.06
         Exchange Agent...................................................................          2.03
         GAAP.............................................................................          4.08
         Indemnified Person...............................................................          7.03
         IRS..............................................................................          4.16
         Joint Venture....................................................................          4.20
         JV Agreement.....................................................................          4.20
         Merger...........................................................................      Recitals
         Merger Consideration.............................................................          2.02
         Options..........................................................................          4.05
         Preferred Shares.................................................................          4.05
         Surviving Corporation............................................................          2.01
         Takeover Proposal................................................................          6.04
         Tax Return.......................................................................          4.16

         Tax or Taxes.....................................................................              4.16
         Taxing Authority.................................................................              4.16
         Trigger Date.....................................................................             11.04
         TULIP............................................................................          Recitals
         TULIP Common Stock...............................................................          Recitals
         TULIP Merger.....................................................................          Recitals
         TULIP Merger Agreement...........................................................          Recitals
         TULIP Merger Sub.................................................................          Recitals
         TULIP Voting Agreement...........................................................          Recitals

                                   ARTICLE 2
                                  THE MERGER

                  Section 2.01. The Merger.

                  (a) At the Effective Time, Merger Subsidiary, or, at the option of Parent and subject to Section 11.05, a newly-formed wholly-owned Subsidiary of Parent, shall be merged with and into Elf in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary (or such other wholly-owned Subsidiary of Parent, as the case may be) shall cease, and Elf shall be the surviving corporation (the "Surviving Corporation").

                  (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, Elf and Merger Subsidiary will file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the certificate of merger is duly filed with the Delaware Secretary of State or at such later time as is specified in the certificate of merger, provided that, so long as the condition set forth in Section 9.01(d) shall have been satisfied by consummation of the Tulip Merger, the Effective Time shall not occur unless and until the effective time of the TULIP Merger shall have previously occurred.

                  (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Elf and Merger Subsidiary (or such other subsidiary referenced in Section 2.01(a), as the case may be), all as provided under Section 259 of the Delaware Law.

                  Section 2.02. Conversion of Shares. At the Effective Time:

                  (a)      except as otherwise provided in Section 2.02(b) or
Section 2.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $42 in cash, without interest (the "Merger Consideration");

                  (b) each Share held by Elf as treasury stock or owned by Parent, TULIP or any of their Subsidiaries immediately prior to the Effective Time shall remain outstanding after the Merger, and no payment shall be made with respect thereto and all such shares shall thereafter constitute shares of capital stock of the Surviving Corporation; provided that if the

TULIP Merger is not consummated and the condition set forth in Section 9.01(d) is satisfied, each Share held by TULIP or any of its subsidiaries shall not remain outstanding but instead shall be converted into the right to receive the Merger Consideration;

                  (c) the shares of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become that number of shares of common stock of the Surviving Corporation equal to the number of Shares converted pursuant to Section 2.02(a); provided that if the TULIP Merger is not consummated and the condition set forth in Section 9.01(d) is satisfied, each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation; and

                  (d) the shares of capital stock of the Surviving Corporation outstanding after the Effective Time pursuant to Sections 2.02(b) and 2.02(c) shall constitute the only shares of capital stock of the Surviving Corporation outstanding immediately after the Effective Time.

                  Section 2.03. Surrender and Payment.

                  (a) Prior to the Effective Time, Parent shall appoint an agent (the "Exchange Agent") reasonably acceptable to Elf for the purpose of exchanging certificates representing Shares (the "Certificates") for the Merger Consideration. Promptly after the Effective Time, Parent will cause to be deposited with the Exchange Agent the Merger Consideration to be paid in respect of the Shares converted pursuant to Section 2.02(a) and pursuant to Section 2.02(b), if applicable. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

                  (b) Each holder of Shares that have been converted into the right to receive the Merger Consideration pursuant to Section 2.02(a) and pursuant to Section 2.02(b), if applicable, will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration payable for each Share represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or will accrue on the Merger Consideration payable pursuant to the provisions of this Article 2.

                  (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (d) After the Effective Time, the stock transfer books of Elf will be closed and there shall be no further registration or transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

                  (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of Shares three years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

                  (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been requested shall be returned to Parent, upon demand.

                  Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. Elf shall give Parent prompt notice of any demands received by Elf for appraisal of Shares. Except as required by applicable law or with the prior written consent of Parent, Elf shall not make any payment with respect to, or settle or offer to settle, any such demands.

                  Section 2.05. Stock Options.

                  (a) At or immediately prior to the Effective Time, each Option, whether or not vested or exercisable, shall be canceled, and Elf shall pay each holder of any such Option at or promptly after the Effective Time for each such Option an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration per Share over the applicable exercise price of such Option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all Options) had such holder exercised such Option in full immediately prior to the Effective Time.

                  (b) Prior to the Effective Time, Elf shall (i) obtain any consents from holders of options to purchase Shares granted under Elf's stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clauses (i) or
(ii), Elf deems reasonably necessary to give effect to the transactions contemplated by Section 2.05(a). Notwithstanding any other provision of this Agreement, payment may be withheld in respect of any employee or director stock option until such necessary consents are obtained, and Elf shall withhold from such payments all amounts required by applicable Law or regulation to be withheld for taxes or otherwise.

                  Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to Section 2.05 shall be appropriately adjusted to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

                  Section 2.07. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax Law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

                  Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article.

                                   ARTICLE 3
                            THE SURVIVING CORPORATION

                  Section 3.01. Certificate of Incorporation. The certificate of incorporation of Elf in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

                  Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

                  Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES OF ELF

                  Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered by Elf to Parent on or prior to the date hereof (the "Elf Disclosure Schedule"), Elf represents and warrants to Parent that:

                  Section 4.01. Corporate Existence and Power. Elf is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf. Elf is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf. Elf has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of Elf as currently in effect.

                  Section 4.02. Corporate Authorization.

                  (a) The execution, delivery and performance by Elf of this Agreement and the consummation by Elf of the transactions contemplated hereby are within Elf's corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of Elf. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any of Elf's capital stock necessary in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by Elf and constitutes a valid and binding agreement of Elf, enforceable against it in accordance with its terms.

                  (b) The Elf Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Elf's stockholders, (ii) declared advisable and approved this Agreement and the transactions contemplated hereby and (iii) resolved (subject to Section 6.04(b)) to recommend approval and adoption of this Agreement and the Merger by its stockholders.

                  Section 4.03. Governmental Authorization. The execution, delivery and performance by Elf of this Agreement and the consummation by Elf of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf or materially impair, delay or prevent the ability of Elf to consummate the transactions contemplated by this Agreement.

                  Section 4.04. Non-Contravention. Except as set forth in
Section 4.04 of the Elf Disclosure Schedule, the execution, delivery and performance by Elf of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Elf or of the similar organizational documents of any of its material Subsidiaries, (ii) assuming compliance with the matters referred to in
Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable Law, (iii) require any consent or other action by any Person under, constitute (with or without notice or lapse of time or both) a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Elf or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Elf or any of its Subsidiaries (or their respective properties) or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Elf and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Elf or any of its Subsidiaries, except, in the case of clauses (ii), (iii) and (iv), for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf or materially impair, delay or prevent the consummation of the Merger.

                  Section 4.05. Capitalization.

                  (a) The authorized capital stock of Elf consists of (i) 500,000,000 shares of common stock, $0.01 par value per share, and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Shares"). As of October 18, 2000, there were outstanding 85,013,619 Shares (excluding 1,334,382 Shares held in Elf's treasury), (ii) employee and director stock options to purchase an aggregate of 7,079,142 Shares ("Options") and (iii) no Preferred Shares. As of October 18, 2000, TULIP owned, beneficially and of record, 46,197,466 Shares. All shares of capital stock of Elf outstanding have been duly authorized and validly issued and are fully paid and nonassessable.
Section 4.05 of the Elf Disclosure Schedule sets forth a complete and accurate list of all outstanding employee and director stock options to purchase Shares and sets forth each price at which an option is exercisable and the corresponding number of options exercisable at such price. All Shares issuable upon exercise of outstanding employee or director stock options have been duly authorized and, when issued in accordance with the terms thereof, will be validly issued and will be fully paid and nonassessable.

                  (b) Except as set forth in this Section 4.05 and for changes since October 18, 2000 resulting from the exercise of employee or director stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting equity, debt or other securities of Elf, (ii) securities of Elf or any other issuer convertible into or exchangeable for shares of capital stock or equity, debt or other securities of Elf or (iii) options or other rights to acquire from Elf or any of its Affiliates or other obligation of Elf or any of its Affiliates to issue, any capital stock, equity, debt or other securities or securities convertible into or exchangeable for capital stock or equity, debt or other securities of Elf (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Elf Securities"). There are no outstanding obligations of Elf or any of its Affiliates (i) to repurchase, redeem or otherwise acquire any of the Elf Securities, (ii) to register any Elf Securities under the 1933 Act or any state securities law, (iii) to grant preemptive or antidilutive rights with respect to any Elf Securities or (iv) to grant any stock options (either upon the exercise of any option or otherwise).

                  Section 4.06. Subsidiaries.

                  (a) Each Subsidiary of Elf is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf. All material Subsidiaries of Elf and their respective jurisdictions of incorporation are identified in the Elf 10-K. Section 4.06 of the Elf Disclosure Schedule identifies Elf's direct and indirect percentage ownership of each Subsidiary.

                  (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Elf, is owned by Elf, directly or indirectly (except for any director's qualifying shares in foreign jurisdictions), free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other securities or ownership interests). There are no outstanding (i) securities of Elf or any of its Subsidiaries or any other issuer convertible into or exchangeable for shares of capital stock or other securities or ownership interests in any Subsidiary of Elf or (ii) options or other rights to acquire from Elf or any of its Subsidiaries, or other obligation of Elf or any of its Subsidiaries to issue, any capital stock or other securities or ownership interests in, or any securities convertible into or exchangeable for, any capital stock or other securities or ownership interests in, any Subsidiary of Elf (the items in clauses (i) and (ii) being referred to collectively as the "Elf Subsidiary Securities"). There are no outstanding obligations of Elf or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any of the Elf Subsidiary Securities, (ii) to register any Elf Subsidiary Securities under the 1933 Act or any state securities law or (iii) to grant preemptive or antidilutive rights with respect to any Elf Subsidiary Securities.

                  Section 4.07. SEC Filings.

                  (a) Elf has made available to Parent (i) Elf's annual reports on Form 10-K for its fiscal years ended January 1, 2000 and January 2, 1999, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended April 22, 2000 and July 15, 2000, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Elf held since February 3, 1998 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since February 3, 1998 (the documents referred to in this Section 4.07(a), collectively, the "Elf SEC Documents").

                  (b) As of its filing date, each Elf SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

                  (c) As of its filing date, each Elf SEC Document, including each amendment or supplement thereto, filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (d) Each Elf SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                  Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements (including the related notes) of Elf included in the Elf SEC Documents fairly present in all material respects, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Elf and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments that are not expected to be material in amount, in the case of any unaudited interim financial statements).

                  Section 4.09. Disclosure Documents. The information statement of Elf to be filed with the SEC in connection with the Merger (the "Elf Information Statement") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Elf Information Statement or any amendment or supplement thereto is first mailed to the Elf stockholders, the Elf Information Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Elf Information Statement based upon information furnished to Elf by Parent specifically for use therein.

                  Section 4.10. Absence of Certain Changes. Except (i) as disclosed in the Elf SEC Documents filed after January 1, 2000 and prior to the date hereof, (ii) as expressly contemplated by this Agreement, or (iii) as disclosed in Section 4.10 of the Elf Disclosure Schedule or (iv) as permitted by
Section 6.01 hereof, since January 1, 2000, the business of Elf and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

                  (a) any event, occurrence, development or state of circumstances or facts that, either individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf;

                  (b) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Elf or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Elf;

                  (c) any declaration, setting aside or payment of any dividend or other distribution with respect to any Shares (other than quarterly cash dividends on the Shares on customary record and payment dates in an amount not greater than $0.1125 per Share per quarter), or any repurchase, redemption or other acquisition by Elf or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Elf or any of its Subsidiaries;

                  (d) any amendment of any material term of any outstanding security of Elf or any of its Subsidiaries or any amendment to Elf's Certificate of Incorporation or By-Laws;

                  (e) any incurrence, assumption or guarantee by Elf or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices and pursuant to existing agreements;

                  (f) any creation or other incurrence by Elf or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

                  (g) any making of any loan, advance or capital contributions to or investment in any Person not wholly owned, directly or indirectly, by Elf, other than immaterial amounts in the ordinary course of business consistent with past practices;

                  (h) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Elf or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Elf;

                  (i) any change in any method of accounting, method of tax accounting or accounting principles or material change in practice by Elf or any of its Subsidiaries, except for any such change which is required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

                  (j) any (i) grant of any bonus, severance or termination pay or award under a long term incentive plan to (or amendment to any existing arrangement with) any director, officer or (to the extent material in the aggregate) employee of Elf or any of its Subsidiaries, (ii) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement or other benefit plan or arrangement covering any director, officer or employee of Elf or any of its Subsidiaries, (iii) increase in compensation, bonus or other benefits payable to any director or executive officer of Elf (other than changes made applicable to Elf employees generally), or (iv) other than in the ordinary course of business consistent with past practices, increase in compensation, bonus or other benefits payable to any employee of Elf or any of its Subsidiaries not described in clause (iii);

                  (k) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Elf or any of its Subsidiaries, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

                  (l) any pledge or encumbrance by Elf or any of its Subsidiaries of any Shares, or any securities convertible into Shares, or any Option or other rights, warrants or options to acquire any Shares, other than issuances of Shares pursuant to stock-based awards or options that are outstanding at the date hereof; or

                  (m)      any agreement to do any of the foregoing.

                  Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of Elf or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

                  (a) liabilities or obligations disclosed in the Elf Balance Sheet or in the notes thereto or in the Elf SEC Documents filed prior to the date hereof,

                  (b) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf,

                  (c) liabilities or obligations under this Agreement including advisory fees in connection with the transactions contemplated hereby, or

                  (d) liabilities or obligations disclosed in the Elf Disclosure Schedule.

                  Section 4.12. Compliance with Laws and Court Orders. Neither Elf nor any of its Subsidiaries nor any of their respective properties is in violation of, or has since January 1, 2000 violated, any applicable Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf or materially impair, delay or prevent the consummation of the transactions contemplated by the Merger. Elf and its Subsidiaries are in compliance with the terms of all required governmental licenses, authorizations, permits, consents and approvals, except where the failure so to comply would not reasonably be expected to have, individually or in the aggregate, Material Adverse Effect on Elf or materially impair, delay or prevent the consummation of the transactions contemplated by the Merger.

                  Section 4.13. Litigation. Other than as disclosed in Section 4.13(a) of the Elf Disclosure Schedule, there is no action, suit, investigation or proceeding pending, or, to the knowledge of Elf, threatened, against Elf or any of its Subsidiaries, or any of their respective properties before any court or arbitrator or before or by any Governmental Entity, that, if determined or resolved adversely would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Elf or materially impair, delay or prevent the consummation of the Merger. Neither Elf nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Elf or materially impair, delay or prevent the consummation of the Merger.

         Section 4.14. Finders' Fees. Except for Merrill Lynch & Co., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Elf or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

         Section 4.15. Opinion of Financial Advisors. The special committee of the Board of Directors of Elf has received an opinion of Merrill Lynch & Co. dated as of the date of this Agreement to the effect that, as of the date of such opinion, the Merger Consideration is fair to Elf's stockholders from a financial point of view (other than TULIP). Complete and correct signed copies of such opinion will be delivered to Parent as soon as practicable after the date of this Agreement.

         Section 4.16. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf:

         (a) Elf and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) or will timely file or cause to be timely filed all Tax Returns required by applicable Law to be filed by it or on its behalf prior to or as of the Effective Time, and all such Tax Returns are, or will be at the time of filing, true and complete in all respects.

         (b) Elf and each of its Subsidiaries has timely paid (or has had timely paid on its behalf), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) or (with respect to new Taxes for periods, or portions thereof, beginning after the date hereof) will establish or cause to be established in accordance with GAAP on or before the Effective Time, an adequate accrual for the payment of, all Taxes due with respect to any period ending prior to or as of the Effective Time.

         (c) The federal income Tax Returns filed with respect to Elf and its Subsidiaries have been examined and settled with the Internal Revenue Service (the "IRS") (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all years through 1990.

         (d) There are no Liens or encumbrances for Taxes on any of the assets of Elf or any of its Subsidiaries other than those for Taxes not yet due and payable. Neither Elf nor any of its Subsidiaries is a party to any Tax sharing or indemnification agreement (other than such agreements solely between or among Elf and its Subsidiaries).

         (e) Elf and its Subsidiaries have complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

         (f) No federal, state, local or foreign audits or administrative proceedings are pending with regard to any Taxes or Tax Return of Elf or its Subsidiaries and none of them has received a written notice of any proposed audit or proceeding regarding any pending audit or proceeding.

         (g) Neither Elf nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of
Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the date of the Effective Time of the Merger) or (B) in a distribution which otherwise constitutes part of a "plan" or "series of related transactions" within the meaning of Section 355(e) of the Code in conjunction with the Merger.

         (h) "Tax" or "Taxes" shall mean (i) any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "Taxing Authority"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, (ii) any liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of Elf or any of its subsidiaries to a Taxing Authority is determined or taken into account with reference to the liability of any other Person (including, e.g., liability under Treasury Regulation 1.1502-6 or similar liability under any other Law), and (iii) any liability with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including, but not limited to, an indemnification obligation). "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

         Section 4.17. Employee Benefit Plans. Other than Employee Plans that are insignificant in scope or amount and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on
Elf:

         (a) Elf has made available to Parent copies of each material Employee Plan and all amendments thereto and written interpretations thereof, together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), summary plan description and summary of material modifications, if any, annual financial report and actuarial valuation report prepared in connection with any such Employee Plan and all trust agreements, insurance contracts and other funding vehicles relating thereto. The Elf Disclosure Schedule identifies each such Employee Plan that is (i) a Multiemployer Plan, (ii) a Title IV Plan or (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code.

         (b) Except as set forth on Section 4.17(b) of the Elf Disclosure Schedule, each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter as to its qualified status from the IRS, and Elf is not aware of any facts or circumstances that would jeopardize the qualified status of any such Employee Plan, if not cured; on that basis, and to Elf's knowledge, each trust created under any such Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. Except as set forth on Section 4.17(b) of the Elf Disclosure Schedule, Elf has made available to Parent the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Each material Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including ERISA and the Code.

         (c) Elf has made available to Parent copies (or if there is no written plan document, written descriptions) of each material Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof and summary plan descriptions, if applicable. Each such Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, and has been maintained in good standing with applicable regulatory authorities.

         (d) There has been no failure of a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Code Section 4980B(f) with respect to a qualified beneficiary (as defined in Section 4980B(g)). Neither Elf nor any of its ERISA Affiliates has contributed to a nonconforming group health plan (as defined in Section 5000(c)) and neither Elf nor any ERISA Affiliate of Elf has incurred a tax under Section 5000(a) that is or could become a liability of Elf.

         (e) The Elf Disclosure Schedule contains a complete list of all material Employee Arrangements. Except as specifically provided in the foregoing documents made available to Parent, no amendments to any such Employee Arrangement have been adopted or approved nor has Elf or any of its ERISA Affiliates undertaken to make any such amendments or to adopt or approve any new material Employee Arrangement.

         (f) All material contributions required to be made to any Employee Arrangement or any trust or other arrangement funding any Employee Arrangement by applicable Law or regulation or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Employee Arrangement, for any period have been timely made or paid in full.

         (g) Except as set forth on Section 4.17(g) of the Elf Disclosure Schedule, with respect to each Title IV Plan: (i) there does not exist any accumulated funding deficiency within the meaning of Code Section 412 or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event;
(iii) all premiums to the PBGC have been timely paid in full; (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by

Elf or any of its ERISA Affiliates; and (v) the PBGC has not instituted proceedings to terminate any such Title IV Plan and, to Elf's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Title IV Plan.

         (h) There does not now exist, nor, to Elf's knowledge, do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Elf or any of its ERISA Affiliates following the Effective Time. None of Elf and its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. With respect to each Employee Plan that is a Multiemployer Plan, none of Elf and its ERISA Affiliates has received any notification, nor has reasonable cause to believe, that any such Employee Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated. If Elf and its ERISA Affiliates were to experience a complete withdrawal from all such Multiemployer Plans, the total withdrawal liability would not exceed the amount set forth in Section 4.17(h) of the Elf Disclosure Schedule. The transactions contemplated by this Agreement, including the Transaction (as defined in the TULIP Merger Agreement), will not result in partial or complete withdrawal from any such Multiemployer Plan.

         (i) The Elf Disclosure Schedule sets forth: (i) an accurate and complete list of each material Employee Arrangement under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event such as termination of employment) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Elf or any of its Subsidiaries, or for which Elf or any of its Subsidiaries could be liable, or would limit the right of Elf or any of its Subsidiaries to amend, merger, terminate or receive a reversion of assets from any material Employee Arrangement or related trust;
(ii) the aggregate liabilities of Elf and its ERISA Affiliates, together with any corresponding assets held in any grantor trust of Elf and its ERISA Affiliates, pursuant to each Employee Arrangement (other than Employee Plans that are qualified under Section 401(a) of the Code) providing any supplemental or excess retirement benefits or other deferred compensation (whether elective or nonelective), in each case determined as of the date set forth in the Elf Disclosure Schedule, and (iii) the maximum amount of the "excess parachute payments" within the meaning of Section 280G of the Code that could become payable by Elf or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No outstanding options to purchase Shares granted to any current or former employee or director of Elf or any of its ERISA Affiliates (other than TULIP) contain any provision that would entitle the holder to receive any cash payment with respect thereto in connection with the consummation of the transactions contemplated hereby in excess of the amounts provided for in
Section 2.05 hereof.

         (j) There are no pending or threatened claims (other than claims for benefits in the ordinary course), investigations, lawsuits or arbitrations which have been asserted or instituted, and, to Elf's knowledge, no set of circumstances exists which may give rise to a claim or lawsuits, against the Employee Arrangements, any fiduciaries thereof with respect to their duties to such Employee Arrangements or the assets of any of the trusts under any of such Employee Arrangements which could result in any liability of Elf or any of its ERISA Affiliates to the PBGC, the Department of Treasury, the Department of Labor, or any other U.S. or foreign governmental authority, or to any of such Employee Arrangements, any participant in any such Employee Arrangement, or any other Person. Without limiting the generality of the foregoing, neither Elf nor any of its ERISA Affiliates has any actual or contingent liability under any such Employee Arrangement or under any applicable Law or regulation for pay or benefits incurred as a result of corporate restructuring, downsizing, layoffs, plant closings or similar events occurring before the Effective Time that has not been fully satisfied or adequately reserved for in the audited consolidated financial statements (including the related notes) and unaudited consolidated financial statements (including the related notes) of Elf included in the Elf SEC Documents.

         Section 4.18. Environmental Matters.

         (a) Except as disclosed in the Elf SEC Documents or as set forth in Section 4.18 of the Elf Disclosure Schedule, and except where noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Elf, Elf and its Subsidiaries are in compliance with all applicable Environmental Laws and Environmental Permits.

         (b) Except as disclosed in the Elf SEC Documents or as disclosed in Section 4.18 of the Elf Disclosure Schedule, there are no written (or, to the knowledge of Elf, other) Environmental Claims pending or, to the knowledge of Elf, threatened against Elf or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Elf.

         (c) Elf has made available to Parent all known material facts regarding all known or reasonably suspected material liabilities under any Environmental Law with respect to any Releases of Hazardous Substances or conditions, in, on, under or about any of the properties or assets owned, leased, or operated by Elf or its Subsidiaries at any time or for which Elf or its Subsidiaries is responsible under any Environmental Law.

         (d) Except as disclosed in the Elf SEC Documents or as disclosed in Section 4.18 of the Elf Disclosure Schedule, prior to and during the period of ownership or operation by Elf or its Subsidiaries, in each case, to the knowledge of Elf, no Hazardous Substance was generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, currently or previously owned or leased properties that could result in Liability for Elf or its Subsidiaries that would have a Material Adverse Effect on Elf and there were no conditions or Releases of Hazardous Substance in, on, under or affecting any currently or previously owned or leased properties that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Elf.

         (e) Except as disclosed in the Elf SEC Documents, or as set forth in Section 4.18 of the Elf Disclosure Schedule, none of Elf or its Subsidiaries has received from any Governmental Entity or other third party any written (or, to the knowledge of Elf, other) notice that any of them or any of their predecessors is or may be a potentially responsible party in respect of or may otherwise bear liability for any actual or threatened Release of Hazardous Substance at any site or facility that is, has been or could reasonably be expected to be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar or analogous federal, state, provincial, territorial, municipal, county, local or other domestic or foreign list, schedule, inventory or database of Hazardous Substance sites or facilities, except where such notice or the circumstances referred to therein would not, individually or in aggregate, reasonably be expected to have a Material Adverse Effect on Elf.

         Section 4.19. Intellectual Property. Except as set forth on the Elf Disclosure Schedule, Elf and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Elf Intellectual Property Rights used in the conduct of their businesses, except where the failure to own or possess valid rights to such Elf Intellectual Property Rights would not have, individually or in the aggregate, a Material Adverse Effect on Elf. No Elf Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Elf or any of its Subsidiaries or restricting the licensing thereof by Elf or any of its Subsidiaries to any Person, except for any judgment, injunction, order, decree or agreement which would not have, individually or in the aggregate, a Material Adverse Effect on Elf. To the knowledge of Elf, neither Elf nor any of its Subsidiaries is infringing on any other Person's Intellectual Property Rights and to the knowledge of Elf no Person is infringing on any Elf Intellectual Property Rights, except, in either case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf. Except for such matters as would not reasonably be expected to have a Material Adverse Effect on Elf, (i) neither Elf nor any of its Subsidiaries was a defendant in any action, suit, investigation or proceeding relating to, or otherwise was notified of, any alleged claim of infringement of any Intellectual Property Right and (ii) Elf and its Subsidiaries had no outstanding claim or suit for any continuing infringement by any other Person of any Elf Intellectual Property Rights.

         Section 4.20. Material Contracts; Joint Ventures. (a) All of the material contracts of Elf and its Subsidiaries that are required to be described in the Elf SEC Documents or listed or filed as exhibits to the Elf Form 10-K for its fiscal year ended January 1, 2000 or the Elf quarterly report on Form 10-Q for its fiscal quarter ended July 15, 2000 (the "Contracts") are described in such Elf SEC Documents or listed or filed as exhibits thereto, respectively, and are valid and binding and are in full force and effect, and neither Elf nor any of its Subsidiaries is in breach of or in default (nor does there exist any condition which with the passage of time or the giving of notice, or both, would cause such a violation of or default) under any Contract, except for such failures to be valid and binding, breaches and defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf. Elf and its Subsidiaries are not, and after the Effective Time neither the Surviving Corporation nor Parent (or any of their respective Subsidiaries) will (by reason of any agreement to which Elf or any of its Subsidiaries is a party) be subject to any material noncompetition or similar restriction on their respective businesses.

         (b) Elf has made available to Parent complete and correct copies of all agreements, which are set forth in Section 4.20(b)(i) of the Elf Disclosure Schedule, relating to the formation and governance of all material joint ventures or partnerships arrangements ("Joint Ventures") to which Elf or any of its Subsidiaries is a party (the "JV Agreements"). Other than as set forth in Section 4.20(b)(ii) of the Elf Disclosure Schedule, Elf and its Subsidiaries have no obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, to loan funds to, make capital contributions to, or guarantee indebtedness or other obligations of, such Joint Ventures.

         Section 4.21. Insurance. Elf and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of Elf or its Subsidiaries that are customary and appropriate under the circumstances. All such policies are in full force and effect, all premiums due thereon have been paid, and Elf and its Subsidiaries have complied with the provisions of such policies.

         Section 4.22. Indebtedness. As of October 7, 2000, Elf and its Subsidiaries have outstanding indebtedness for borrowed money (including, without limitation, off-balance sheet indebtedness, guarantees of third party indebtedness and capitalized lease obligations) in an aggregate principal amount not greater than $774 million.

         Section 4.23. Real Property. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on
Elf: (i) Elf or its Subsidiaries have good and marketable fee title to, or a valid leasehold interest in, all of the real property and related equipment used by Elf or its Subsidiaries or otherwise reflected in Elf's financial statements identified in Section 4.08 above (collectively, the "Elf Properties"), in each case free and clear of any Liens or rights of third parties and (ii) the Elf Properties (taking into account, without limitation, all Liens related thereto, all zoning and other restrictions applicable thereto and the condition thereof) are suitable and adequate for the conduct of the businesses of Elf and its Subsidiaries as currently conducted.

         (b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Elf, Elf and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, or right to use, the other assets used by them, or shown on the financial statements included in the Elf SEC Documents or acquired after the date thereof, free and clear of all Liens, except for assets disposed of in the ordinary course of business consistent with past practices.

         Section 4.24. Transactions with Affiliates. Neither TULIP nor any of its Subsidiaries (excluding Elf and its Subsidiaries) owns, leases or licenses any of the buildings, machinery, equipment or other tangible or intangible assets used in the businesses of Elf or its Subsidiaries as currently conducted. Neither Elf nor any of its Subsidiaries (a) has any outstanding contract, agreement or other arrangement with TULIP or any of its Affiliates (other than Elf or any of its Subsidiaries) or provides or receives goods or services to or from TULIP or any of its Affiliates (other than Elf or any of its Subsidiaries), other than the sale of products or ingredients on an arms' length basis in the ordinary course of business consistent with past practice or (b) has engaged in any transaction outside of the ordinary course of business consistent with past practice with TULIP or any of its Affiliates (other than Elf or any of its Subsidiaries) since January 1, 1998.

         Section 4.25. Customers. Neither Elf nor any of its Subsidiaries has received any notice or has any reason to believe that any significant customer of Elf or any of its Subsidiaries (i) has ceased, or will cease, to use the products, goods or services of Elf or any of its Subsidiaries, (ii) has substantially reduced or will substantially reduce, the use of products, goods or services of Elf or any of its Subsidiaries or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of Elf or any of its Subsidiaries, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Elf and except for any such effect resulting from or arising in connection with this Agreement or the transactions contemplated hereby or the announcement thereof. As of the date of this Agreement, to Elf's knowledge, no customer of Elf or any of its Subsidiaries described in clause (i) of the first sentence of this paragraph has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement that would have a Material Adverse Effect on Elf.

         Section 4.26. Antitakeover Statute. Elf has taken all action necessary to exempt the Merger and this Agreement and all transactions contemplated hereby from the provisions of Section 203 of Delaware Law.

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to Elf that:

         Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to materially impair, delay or prevent the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated by the Merger.

         Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against it in accordance with its terms.

         Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws and (iv) any actions or filings the absence of which would reasonably be expected to materially impair, delay or prevent the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

         Section 5.04. Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in any violation or breach of any provision of any Law or (iii) require any consent or other action by any Person under, constitute (with or without notice or lapse of time or both) a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under, any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, except, in the case of clauses (ii) and (iii), for such matters as would reasonably be expected to materially impair, delay or prevent the consummation of the Merger.

         Section 5.05. Disclosure Documents. The written information with respect to Parent and any of its Subsidiaries that Parent furnishes to Elf specifically for use in the Elf Information Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such Elf Information Statement, or any amendment or supplement thereto, is first mailed to stockholders of Elf.

         Section 5.06. Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent which might be entitled to any fee or commission from Elf or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

         Section 5.07. Adequate Funds. Parent has commitment letters in customary form from nationally-recognized lending institutions for and will have at the Effective Time sufficient funds for the payment of the Merger Consideration and to perform its obligations with respect to the Merger transactions contemplated by this Agreement and the TULIP Merger Agreement.

                                   ARTICLE 6
                                COVENANTS OF ELF

         Elf agrees that:

         Section 6.01. Conduct of Elf. From the date hereof until the Effective Time, Elf and its Subsidiaries shall conduct their business and operate their properties in the ordinary course consistent with past practices and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent or as provided by this Agreement or as set forth in

Section 6.01 of the Elf Disclosure Schedule, from the date hereof until the Effective Time neither Elf nor any of its Subsidiaries shall:

         (a) except as permitted under Section 6.06, declare, set aside or pay any dividend or other distribution with respect to any share of its capital stock, other than quarterly cash dividends on customary record and payment dates on the Shares not to exceed $0.1125 per quarter;

         (b) repurchase, redeem or otherwise acquire or offer to acquire any shares of capital stock or other securities of, or other ownership interests in, Elf or any of its Subsidiaries;

         (c) issue, deliver, pledge, encumber or sell any Shares, or any securities convertible into Shares, or any Options or other rights, warrants or options to acquire any Shares, other than issuances of Shares pursuant to stock-based awards or options that are outstanding on the date hereof;

         (d) amend its Certificate of Incorporation or By-Laws or other comparable organizational documents or amend any terms of the outstanding securities of Elf or its Subsidiaries;

         (e) merge or consolidate with any other Person, make any investment in any other Person, including any joint venture, or acquire the stock or assets or rights of any other Person other than (i) pursuant to existing contracts or commitments as set forth in Section 6.01 of the Elf Disclosure Schedule, (ii) in each case in the ordinary course of business consistent with past practice, purchases of raw materials, services and items used or consumed in the manufacturing process, (iii) capital expenditures made consistent with Elf's current capital expenditure program, in an amount not to exceed $100 million in the aggregate for 2000 and $90 million in the aggregate for 2001;

         (f) sell, lease, license, mortgage or otherwise dispose of any Subsidiary or any assets, securities, rights or property other than (i) pursuant to existing contracts or commitments as set forth in Section 6.01(f) of the Elf Disclosure Schedule, (ii) sales of inventory and equipment in the ordinary course of business consistent with past practices;

         (g) incur any indebtedness (whether or not reflected on the Elf Balance Sheet) for borrowed money, guarantee any such indebtedness, enter into any new or amend existing facilities relating to indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities other than borrowings under Elf's revolving credit agreement in the ordinary course of business and in amounts consistent with past practices;

         (h) except as required under any collective bargaining agreement in effect as of the date hereof, by applicable Law or under Section 2.05 or as may be mutually agreed upon between Parent and Elf, enter into or adopt any new, or amend any existing, Employee Arrangement which would materially increase the costs or obligations of Elf or any of its Subsidiaries;

         (i) except to the extent required under any collective bargaining agreement in effect as of the date hereof, by applicable Law, or by written employment agreements existing on the date of this Agreement and listed in the Elf Disclosure Schedule, increase the compensation payable or to become payable to its officers, directors or employees, or pay any benefit or amount to any such person that is not otherwise required by an Employee Arrangement as in effect on the date hereof, other than to employees in the ordinary course of business who are not officers, directors or holders of Options;

         (j) (i) renew any material collective bargaining agreement or enter into any new material collective bargaining agreement or (ii) renew any collective bargaining agreement or enter into any new collective bargaining agreement which would materially increase the costs or obligations of Elf or any of its Subsidiaries;

         (k) contribute any amount to any Employee Arrangement or any trust or other arrangement funding any Employee Arrangement, except to the extent required by the existing terms of such Employee Arrangement, trust or other funding arrangement, by any collective bargaining agreement now in effect, by any written employment agreement existing on the date of this Agreement and listed in the Elf Disclosure Schedule, or by applicable Law;

         (l) (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (ii) enter into any agreement or exercise any discretion providing for acceleration of any material payment or performance as a result of a change of control of Elf or its Subsidiaries;

         (m) renew or enter into any non-compete, exclusivity or similar agreement that would restrict or limit the operations of Elf or its Subsidiaries, or, after the Effective Time, of Parent (other than indirectly by virtue of its ownership of Elf) or its Subsidiaries other than exclusivity or similar agreements regarding the sale of specialty products that are renewed or entered into in the ordinary course of business consistent with past practices;

         (n) renew, enter into, amend or waive any material right under any contract with or loan to any Affiliate of Elf (other than its wholly-owned Subsidiaries);

         (o) create or incur any Lien on any asset (other than Elf Intellectual Property Rights) which could materially detract from the value of the property to which it relates or interfere with the use thereof;

         (p) make any loan, advance or capital contribution to or investment in any Person not wholly owned, directly or indirectly, by Elf, other than immaterial amounts in the ordinary course of business consistent with past practices;

         (q) enter into, modify or amend in any material respect, or terminate any (i) contract filed as an exhibit to any Elf SEC Document or any other contract to which Elf or any of its Subsidiaries is a party which is or would be required to be filed as an exhibit to the Elf SEC Documents or (ii) agreement involving payments or receipts over its terms greater than $10 million;

         (r) sell, license, lease or otherwise dispose of, or create or incur any Lien on, any Elf Intellectual Property Rights or any brand or line of business, other than pursuant to agreements in place on the date hereof and disclosed in Section 6.01(r) of the Elf Disclosure Schedule other than in the ordinary course of business consistent with past practices in connection with the sale of products from Elf;

         (s) settle or compromise any material litigation of Elf or any of its Subsidiaries for an amount in excess of the reserves established therefor, or waive, release or assign any material claims of Elf or any of its Subsidiaries;

         (t) adopt any material change, other than as required by the SEC or by GAAP, in its accounting policies, procedures or practices;

         (u) except as otherwise required by Law, make any material Tax election, settle or compromise any material Tax claim, file any Tax Return (other than in a manner consistent with past practice) or change any method of Tax accounting; or

         (v)      agree or commit to do any of the foregoing.

         Section 6.02. Stockholder Action by Written Consent; Information Statement. In lieu of calling a meeting of Elf's stockholders, Elf will seek approval and adoption of this Agreement and the Merger by written consent of TULIP. Such approval will be sought so that such consent shall be obtained and shall be effective on the 21st day after the date the Elf Information Statement is first sent or given to the Elf stockholders. Subject to Section 6.04, the Board of Directors of Elf shall recommend approval and adoption of this Agreement and the Merger by Elf's stockholders. In connection with such action by written consent, Elf will (i) promptly prepare and file with the SEC, use its best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Elf Information Statement, and (ii) otherwise comply with all legal requirements applicable to approvals by its stockholders of this Agreement and the transactions contemplated hereby. Elf shall provide Parent, TULIP and their respective counsel with sufficient opportunity to comment upon the form and substance of the Elf Information Statement (including any amendments or supplements thereto) prior to filing such with the SEC and Elf shall use its reasonable best efforts to incorporate Parent's and TULIP's reasonable comments into the Elf Information Statement (including any amendments or supplements thereto). Elf shall promptly provide to Parent and TULIP copies of any comments received from the SEC in connection therewith and shall consult with Parent and TULIP in responding to the SEC.

         Section 6.03. Access to Information. (a) From the date hereof until the Effective Time and subject to applicable Law and the Confidentiality Agreement dated as of July 24, 2000 between TULIP and Parent (the "Confidentiality Agreement"), Elf shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of Elf and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request, (iii) cause the employees, counsel, financial advisors, auditors and other authorized representatives of Elf and its Subsidiaries to cooperate with Parent in its investigation of Elf and its Subsidiaries and (iv) promptly advise Parent orally and in writing of any fact or circumstance reasonably likely to have a Material Adverse Effect on Elf or to cause a condition contained in Article 9 not to be satisfied. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Elf and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by Elf hereunder.

         (b) Without limiting the generality of the foregoing, as soon as reasonably practicable after the date hereof, Elf shall provide to Parent a copy of the most recent statement of withdrawal liability that it or any of its Affiliates has obtained from each Employee Plan that is a Multiemployer Plan and, to the extent that such a statement has not yet been obtained for any such Employee Plan, or to the extent such a statement has been obtained but reflects withdrawal liability as of a date earlier than July 1, 2000 with respect to any such Employee Plan, Elf shall use, and shall cause its Affiliates to use, its reasonable best efforts to obtain a current withdrawal liability statement from such Employee Plan and provide it to Parent.

         Section 6.04. No Solicitation.

         (a) Elf shall not, nor shall it permit any of its Subsidiaries to, or authorize or permit any director, officer or employee of Elf or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of Elf or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, negotiate or encourage, or take any other action knowingly to facilitate, any Takeover Proposal (as defined below) or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal, in each case other than a Takeover Proposal made by Parent; provided, however, that at any time prior to obtaining the written consent of TULIP as contemplated by Section 6.02 hereof, the Board of Directors of Elf may, in response to a bona fide written Takeover Proposal that such Board of Directors reasonably determines in good faith, after consultation with its independent financial advisors, constitutes a Superior Proposal (as defined below), and which Takeover Proposal was unsolicited and did not otherwise result from a breach of this Section 6.04, (x) furnish information with respect to Elf and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement with terms not more favorable to such person than the Confidentiality Agreement, provided that all such information is provided on a prior or substantially concurrent basis to Parent, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal, provided that Elf shall have delivered to Parent prior written notice advising Parent that it intends to participate in such discussions or negotiations. Elf will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Takeover Proposal and request the return of all confidential information regarding Elf provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreements or otherwise.

                  The term "Takeover Proposal" means any inquiry, proposal or offer from any person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, purchase or similar transaction, of (A) assets or businesses that constitute or represent 20% or more of the total revenue, operating income or assets of Elf and its Subsidiaries, taken as a whole, or (B) 20% or more of the outstanding shares of Elf common stock or capital stock of, or other equity or voting interests in, any of Elf's Subsidiaries directly or indirectly holding the assets or businesses referred to in clause (A) above.

         (b) Neither the Board of Directors of Elf nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent or Merger Subsidiary) or propose publicly to withdraw (or modify in a manner adverse to Parent or Merger Subsidiary) the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger, provided, that in the event that prior to receiving the written consent of TULIP as contemplated by Section 6.02, the Board of Directors of Elf receives a Superior Proposal (as determined in accordance with Section 6.04(a)) that is unsolicited and did not result from a breach of Section 6.04(a), the Board of Directors of Elf may, if it believes in good faith such action is required under Delaware law to avoid a breach of its fiduciary duties, after receipt of advice from its outside legal counsel, withdraw or modify in a manner adverse to Parent or Merger Subsidiary the recommendation or declaration of advisability of this Agreement or the Merger (each such action being referred to herein as an "Adverse Recommendation Change"), (ii) adopt or approve, or recommend or propose publicly to adopt or approve or recommend, any Takeover Proposal, or withdraw its approval of the Merger, or propose publicly to withdraw its approval of the Merger, (iii) cause or permit Elf to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an "Acquisition Agreement") constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 6.04(a)) or (iv) agree or resolve to take any of the actions prohibited by clauses (i),
(ii) or (iii) of this sentence; provided, however, that Elf shall not exercise its right to make an Adverse Recommendation Change until after the fifth business day following Parent's receipt of written notice (a "Notice of Superior Proposal") from Elf advising Parent that the Board of Directors of Elf has received a Superior Proposal and specifying the terms and conditions of the Superior Proposal and identifying the person making such Superior Proposal (it being understood and agreed that any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new five business day period). The foregoing shall in no way limit or otherwise affect Parent's right to terminate this Agreement pursuant to
Section 10.01(c) at such time as the requirements of such subsection have been met. Any such Adverse Recommendation Change shall not change the approval of the Board of Directors of Elf for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Merger. Elf shall seek the written consent of TULIP contemplated by Section 6.02 even if the Board of Directors of Elf shall have made an Adverse Recommendation Change. Nothing in this Section 6.04 shall (x) permit Elf to terminate this Agreement, (y) permit Elf to enter into any agreement with respect to any Takeover Proposal or (z) affect any other obligation of Elf under this Agreement.

         The term "Superior Proposal" means any bona fide binding written offer not solicited by or on behalf of Elf or any of its Subsidiaries made by a third party that if consummated would result in such third party (or in the case of a direct merger between such third party and Elf, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of Elf Common Stock or all or substantially all the assets of Elf and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that the Board of Directors of Elf determines in its reasonable good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the stockholders of Elf, and taking into account, among other things, any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise.

         (c)      In addition to the obligations of Elf set forth in paragraphs
(a) and (b) of this Section 6.04, Elf promptly shall advise Parent in writing of any request for information that Elf reasonably believes could lead to or contemplates a Takeover Proposal or of any Takeover Proposal together with a copy of such Takeover Proposal, or any inquiry Elf reasonably believes could lead to any Takeover Proposal.

         (d) Nothing contained in this Section 6.04 or elsewhere in this Agreement shall prohibit Elf from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the 1934 Act or (ii) making a disclosure to Elf's stockholders if outside legal counsel advises that failure so to disclose would be inconsistent with applicable Law; provided, however, that in no event shall Elf or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 6.04(b).

         Section 6.05. Third Party Standstill Agreements. During the period from the date of this Agreement until the Effective Time or earlier termination of this Agreement, Elf shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement relating to the making of a Takeover Proposal to which it or any of its Subsidiaries is a party (other than any involving Parent or its Subsidiaries). During such period, Elf agrees to use all reasonable efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

         Section 6.06. Special Dividend. Immediately prior to the Effective Time, Elf shall declare and pay a special cash dividend on the Shares in the aggregate amount of $16 million, which amount shall be paid pro rata to all holders of Shares. Such special dividend shall be in addition to any regular dividends declared and paid as permitted by this Agreement.

                                   ARTICLE 7
                               COVENANTS OF PARENT

         Parent agrees that:

         Section 7.01. Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

         Section 7.02. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

         (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former officer and director of Elf (each an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law (including with respect to the advancement of expenses) or any other applicable Laws or provided under Elf's certificate of incorporation and bylaws in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

         (b) The Surviving Corporation shall be entitled to control the defense of any action, suit, investigation or proceeding with counsel of its own choosing reasonably acceptable to the Indemnified Person and the Indemnified Person shall cooperate in the defense thereof. The Surviving Corporation shall not be liable for the fees, costs or expenses of any other counsel for an Indemnified Person, other than local counsel, unless a conflict of interest shall be caused thereby in which case the Surviving Corporation shall pay the fees, costs and expenses of one additional counsel of the Indemnified Person's choosing but reasonably acceptable to the Surviving Corporation, provided that the Surviving Corporation shall not be liable for (i) the fees of more than one counsel for all Indemnified Persons (other than as required as a result of a conflict of interest between such Indemnified Persons) or (ii) any settlement effected without its written consent (which consent shall not be unreasonably withheld).

         (c) For six years after the Effective Time, the Surviving Corporation shall use its reasonable efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by Elf's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by Elf and its Subsidiaries as of the date hereof for such insurance, then Parent shall, or shall cause its Subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

         (d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Parent or Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

         (e) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of Elf or any of its Subsidiaries, under Delaware Law or any other applicable Laws or under any agreement of any Indemnified Person with Elf or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

         Section 7.03. Employee Matters.

         (a) Parent shall honor, and shall cause the Surviving Corporation to honor, the following in accordance with their terms as in effect on the date hereof: (i) the change-of-control payments pursuant to the 2000 Keebler Incentive Plan, as amended, to the extent triggered by the consummation of the transactions contemplated hereby; (ii) the Revised Policy Regarding Termination Benefits for Certain Executives in the Event of a Change of Control (the "Revised Policy"), with respect to the Change of Control (as defined therein) resulting from the transactions contemplated hereby; and (iii) the Change of Control Severance Policy applicable to non-officers and non-union employees, with respect to the Change of Control (as defined therein) resulting from the transactions contemplated hereby.

         (b) The Surviving Corporation shall give Elf Employees full credit for purposes of eligibility, early-retirement and vesting under any such plans or arrangements maintained by the Parent or Surviving Corporation for their respective subsidiaries for such employees' service recognized for such purposes under the Employee Arrangements.

         (c)      Parent shall, and shall cause the Surviving Corporation to,
(i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Elf Employees under any welfare benefit plans in which such employees may be eligible to participate after the Effective Time and (ii) provide each Elf Employee with credit for any co-payments and deductibles paid prior to the Effective Time in the calendar year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which the Elf Employees are eligible to participate after the Effective Time.

                                   ARTICLE 8
                           COVENANTS OF PARENT AND ELF

         The parties hereto agree that:

         Section 8.01. Reasonable Efforts.

         (a) Subject to the terms and conditions of this Agreement, Elf and Parent will use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and Elf agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by the FTC or the Antitrust Division or any other Governmental Entity pursuant to the HSR Act and (ii) to use reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act (and to obtain the necessary approvals under any foreign laws, rules or regulations) as soon as reasonably practicable; provided, that, Parent shall not be required to agree, and Elf shall not agree without Parent's consent, to waive any rights or to accept any limitation on its operations or to dispose of any assets in connection with obtaining any such consent or authorization, but at Parent's written request, Elf shall agree to any such waiver, limitation or disposal, which agreement may, at Elf's option, be conditioned upon and effective only as of the Effective Time. Each party shall:
(1) promptly notify the other party of any communication from the FTC, the Antitrust Division or any State Attorney General or any other Governmental Entity, and subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing and to accept all reasonable additions, deletions or changes suggested in connection therewith; (2) not agree to participate in any substantive meetings or discussions with any Governmental Entity in respect of any filings, investigations, or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat; and (3) furnish the other party's counsel, subject to appropriate confidentiality procedures, with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their respective representatives and any Governmental Entity or their respective staffs.

         (b) In connection with obtaining financing in connection with the transactions contemplated by this Agreement, at the reasonable request of Parent, Elf (i) agrees to enter into such agreements, agrees to use reasonable best efforts to deliver such officers certificates and opinions as are customary in a financing and as are, in the good faith determination of the persons executing such officers certificates or opinions, accurate, and agrees to pledge, grant security interests in, and otherwise grant liens on, its assets pursuant to such agreements as may be reasonably requested, provided that no obligation of Elf under any such agreement, pledge, or grant shall be effective until the Effective Time; provided, further, that all expenses, liabilities or costs of Elf reasonably incurred in connection herewith shall be the responsibility of Parent and any obligations entered into in connection herewith shall be terminated with no liability to Elf or its Subsidiaries in the event this Agreement is terminated in accordance with its terms and (ii) in each case, with such assurances of confidentiality reasonably acceptable to Elf, will provide to the lenders specified by Parent financial and other information in Elf's possession with respect to Elf and the Merger and the Transaction (as defined in the TULIP Merger Agreement), will make Elf's senior officers and financial and accounting personnel available to assist such lenders, and otherwise will cooperate in connection with the consummation of such financing.

         Section 8.02. Certain Filings. Elf and Parent shall cooperate with one another and use their reasonable best efforts (i) in connection with the preparation of the Elf Information Statement, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the transactions contemplated by this Agreement, and
(iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Elf Information Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

         Section 8.03. Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint release. Thereafter Parent and Elf will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

         Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Elf or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Elf or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Elf acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         Section 8.05. Notices of Certain Events. Each of Elf and Parent shall promptly notify the other of:

         (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

         (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

         (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Elf, Parent or any of their respective Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 9
                            CONDITIONS TO THE MERGER

         Section 9.01. Conditions to Obligations of Each Party. The obligations of Elf, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

         (a) this Agreement shall have been approved and adopted by the stockholders of Elf in accordance with Delaware Law;

         (b) no federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which has the effect of making the Merger or the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the Merger or the transactions contemplated hereby;

         (c) any applicable waiting period under the HSR Act or any foreign competition law or regulation relating to the Merger shall have expired or been terminated; and

         (d) the TULIP Merger shall have been consummated; provided that this condition shall be deemed to have been satisfied for all purposes of this Agreement if (i) TULIP shareholder approval of the TULIP Merger shall not have been obtained on or before June 15, 2001, (ii) the meeting of TULIP shareholders (including any adjournment thereto) shall have concluded without the approval of the TULIP Merger Agreement from the TULIP shareholders having been obtained, or
(iii) TULIP shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of TULIP to be performed or complied with by it under the TULIP Merger Agreement, such that the conditions set forth in Section 9.02(a) or 9.02(c) of the TULIP Merger Agreement cannot be satisfied.

         Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

         (a) Elf shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

         (b) the representations and warranties of Elf contained in Sections 4.05 and 4.26 shall be true in all respects (except for any de minimus inaccuracy), both when made and as of the Effective Time as though made at and as of the Effective Time, and all other representations and warranties of Elf contained in this Agreement and in any certificate or other writing delivered by Elf pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true when made and at and as of the Effective Time as if made at and as of such time (or, if given as of a specific date, at and as of such date) with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf or Parent;

         (c) Parent shall have received a certificate signed by an executive officer of Elf to the foregoing effect;

         (d) all consents or approvals of any Governmental Entity required in connection with the consummation of the transactions contemplated hereby shall have been obtained, except for such consents or approvals which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Elf or Parent;

         (e) the employment agreements with the individuals listed in Exhibit A, in the forms entered into in connection with this Agreement, shall have been entered into by the parties thereto, and shall be in full force and effect (except for any failure to be in full force and effect resulting from unenforceability of the employment agreement or death of the individual); and

         (f) as of immediately prior to the Effective Time, holders of no more than 10% of the outstanding Shares shall have taken actions to assert appraisal rights under Section 262 of the Delaware Law.

         Section 9.03. Conditions to the Obligations of Elf. The obligations of Elf to consummate the Merger are subject to the satisfaction of the following further conditions:

         (a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

         (b) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true in all material respects when made and at and as of the Effective Time as if made at and as of such time (or, if given as of a specific date, at and as of such date) with only such exceptions as would not reasonably be expected to materially impair, delay or prevent the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement; and

         (c) Elf shall have received a certificate signed by an executive officer of Parent and Merger Subsidiary to the foregoing effect.

                                   ARTICLE 10
                                   TERMINATION

         Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of Elf):

         (a)      by mutual written agreement of Elf and Parent;

         (b)      by either Elf or Parent, if:

                  (i) the Merger has not been consummated on or before June 30, 2001, provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement or the TULIP Voting Agreement results in the failure of the Merger to be consummated by such time; or

                  (ii) there shall be any Law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity enjoining Elf or Parent from consummating the Merger is entered and such judgment, injunction, decree or order shall have become final and non-appealable; or

                  (iii) this Agreement shall not have been approved and adopted in accordance with Delaware Law by Elf's stockholders by reason of the failure to obtain the required vote of Elf's stockholders;

         (c) by Parent, if Elf shall have (1) failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Elf to be performed or complied with by it under this Agreement such that the conditions set forth in

Sections 9.02(a) or 9.02(c) cannot be satisfied or (2) breached any of its representations or warranties such that the conditions set forth in Sections 9.02(b) or 9.02(c) cannot be satisfied, which failure under clause (1) or (2) shall not be cured within 15 Business Days of notice from Parent; or

         (d) by Elf, if Parent or Merger Subsidiary shall have (i) failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent or Merger Subsidiary to be performed or complied with by it under this Agreement such that the conditions set forth in Section 9.03(a) or 9.03(c) cannot be satisfied or (ii) breached any of such party's representations or warranties contained in this Agreement such that the condition set forth in Section 9.03(b) cannot be satisfied, which failure or breach described in such clause (i) or (ii) shall not be cured within 15 Business Days of notice from Elf.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

         Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Sections 11.04, 11.06, 11.07 and 11.08 shall survive any termination hereof pursuant to Section 10.01.

                                   ARTICLE 11
                                  MISCELLANEOUS

         Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

                  if to Parent or Merger Subsidiary, to:

                           Kellogg Company
                           One Kellogg Square
                           Battle Creek, Michigan 49016
                           Attention: Janet L. Kelly,
                           Fax: (616) 961-6598

                           with a copy to:

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York 10019
                           Attention: Daniel A. Neff
                           Fax: (212) 403-2000
                           if to Elf, to:

                           Keebler Foods Company
                           677 Larch Avenue
                           Elmhurst, Illinois 60126
                           Attention: Thomas E. O'Neill
                           Fax: (630) 782-2132

                           with a copy to:

                           Davis Polk & Wardwell
                           450 Lexington Avenue
                           New York, New York  10017
                           Attention: Phillip R. Mills
                           Fax: (212) 450-4800

                           and

                           Winston & Strawn
                           35 W. Wacker Drive
                           Chicago, Illinois  60601-9703
                           Attention: Robert F. Wall
                           Fax: (312) 558-5700

                           and

                           Flowers Industries, Inc.
                           1919 Flowers Circle
                           Thomasville, Georgia 31757
                           Attention: G. Anthony Campbell,
                           Fax: (912) 225-5433

                           and

                           Jones, Day, Reavis & Pogue
                           3500 SunTrust Plaza
                           303 Peachtree Street
                           Atlanta, Georgia  30308-3242
                           Attention: Robert W. Smith
                                      Lizanne Thomas
                           Fax: (404) 581-8330

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

         Section 11.02. Non-Survival of Representations and Warranties. Other than as provided in Section 10.02, the representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

         Section 11.03. Amendments; No Waivers.

         (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the stockholders of Elf and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares and provided, further, that any amendment or waiver of this Agreement which adversely affects the rights of the stockholders of Elf (other than TULIP) shall also require the authorization or recommendation of the Special Committee.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

         Section 11.04. Expenses.

         (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         (b)      If:

                  (i) either Elf or Parent shall terminate this Agreement pursuant to Section 10.01(b)(iii) and prior to such termination a third party or Elf shall have publicly announced a Takeover Proposal, or a Takeover Proposal shall have been made known to Elf (other than a Takeover Proposal by Parent); or

                  (ii) either Parent or Elf shall terminate this Agreement pursuant to Section 10.01(b)(i) without the approval by Elf's stockholders of this Agreement having been obtained prior to such termination and prior to June 30, 2001 a third party or Elf shall have publicly announced a Takeover Proposal, or a Takeover Proposal shall have been made known to Elf (other than a Takeover Proposal by Parent) and within twelve months after the termination of this Agreement, Elf enters into a definitive agreement, agreement in principle or letter of intent, in each case in writing, with any Person (other than Parent) with respect to a Takeover Proposal or any Person shall acquire beneficial ownership of at least 50% of the outstanding Shares (the earliest date when such agreement, agreement in principle or letter of intent is entered into or such acquisition of beneficial ownership shall occur is referred to herein as the "Trigger Date");

then in the case of a termination by Elf or Parent pursuant to clause (i), Elf shall pay to Parent (by wire transfer of immediately available funds not later than the date of such termination of this Agreement by Elf or in the case of such termination by Parent, one Business Day after such termination of this Agreement, or, in the case where clause (ii) applies, on the Trigger Date) an amount equal to $57.8 million. Elf shall be entitled to deduct and withhold from any payments made to Parent under this Section 11.04(b) such amounts as may be required to be deducted or withheld therefrom under the Code or under any applicable provisions of state or local tax Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for purposes of this
Section 11.04(b) as having been paid to Parent.

         Section 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, and, with respect to Merger Subsidiary, to a newly-formed wholly-owned Subsidiary of Parent, the right to enter into the transactions contemplated by this Agreement and the corresponding obligations, but no such transfer or assignment will relieve Parent or Merger Subsidiary of its obligations hereunder.

         Section 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

         Section 11.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

         Section 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 11.09. Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Sections 2.02, 2.05 and 7.02, no provision of this

Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

         Section 11.10. Entire Agreement. This Agreement, the TULIP Voting Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

         Section 11.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                 KEEBLER FOODS COMPANY


                                 By:  /s/ Sam K. Reed
                                     ----------------------------------------
                                 Name:
                                       --------------------------------------
                                 Title:
                                        -------------------------------------


                                 KELLOGG COMPANY

                                 By:  /s/ Carlos M. Gutierrez
                                     ----------------------------------------
                                 Name:
                                       --------------------------------------
                                 Title:
                                        -------------------------------------


                                 FK ACQUISITION CORP.


                                 By:  /s/ G.A. Campbell
                                     ----------------------------------------
                                 Name:
                                       --------------------------------------
                                 Title:
                                        -------------------------------------


                                 FLOWERS INDUSTRIES, INC.
                                 solely for the purposes of Sections 6.02, 6.03, and 11.01

                                 By:  /s/ G.A. Campbell
                                     ----------------------------------------
                                 Name:
                                       --------------------------------------
                                 Title:
                                        -------------------------------------

                                                                       EXHIBIT A






William Britenbach

Sam Reed

Richard Robertson

Harold Shei Jr.

David Vermylen

James Willard

David Troester